Exhibit 99.1
CONTACT:
Investor Relations
Axon Enterprise, Inc.
IR@axon.com
Axon reports Q1 2025 revenue of $604 million, up 31% year over year
•Software & Services revenue grows 39% to $263 million
•Annual recurring revenue grows 34% to $1.1 billion
•Net income of $88 million supports non-GAAP net income of $115 million and Adjusted EBITDA of $155 million
•Raises full year revenue outlook to a range of $2.60 billion to $2.70 billion, up from $2.55 billion to $2.65 billion.
Fellow shareholders,

Axon delivered a strong start to 2025, achieving record quarterly revenue while maintaining healthy margins and reinforcing our foundation for long-term growth through continued product innovation and a strengthened balance sheet. First quarter revenue reached $604 million, representing 31% year-over-year growth and marking our 13th consecutive quarter of growth exceeding 25%. We continued to demonstrate profitable expansion, with a net income margin of 14.6% and an Adjusted EBITDA margin of 25.7%.

Our performance was led by Software & Services, which generated $263 million in revenue, up 39% year over year, driven by robust demand for our premium software offerings and an expanding user base. Customers continue to find increasing value in our growing suite of solutions, with Annual Recurring Revenue (ARR) increasing 34% year over year to $1.1 billion and net revenue retention of 123%.

Connected Devices revenue totaled $341 million, up 26% year over year, with growth across all major device categories. TASER revenue grew 19% year over year to $195 million, reflecting continued strength in demand for TASER 10. Personal Sensors revenue grew 30% year over year to $88 million, driven by Axon Body 4. Our newly introduced Platform Solutions category generated $57 million in revenue, growing 51% year over year, fueled by demand for VR training and counter drone equipment.

Strong alignment with our customers, expanding vertical applications and sustained product innovation underpin Axon’s increased outlook for the remainder of the year. For full year 2025, we now expect revenue between $2.60 billion and $2.70 billion, up from our prior range of $2.55 billion to $2.65 billion, and representing approximately 27% growth at the midpoint. We continue to target an Adjusted EBITDA margin of approximately 25%, or $650 million to $675 million, an increase from our previous outlook of $640 million to $670 million.

We highlight recent product innovations, financial results and provide more detail on our updated guidance for 2025 in the sections that follow.
Select Highlights

Axon Week 2025

In April, we hosted our tenth annual user conference, Axon Week 2025, where we outlined our vision for the future of public safety technology. Attendance at this year’s event exceeded 2,500 participants, more than doubling over the past two years and underscoring the growing strength of our customer relationships. Across nearly 90 breakout sessions and daily keynotes, we highlighted innovations designed to meet the evolving challenges faced by public safety professionals.

This year’s event also marked a major milestone with one of our most ambitious product launches to date: the introduction of Axon Vehicle Intelligence—with Axon Outpost and Axon Lightpost—and the unveiling of Axon Assistant, an AI voice-enabled companion built into Axon Body 4. These additions meaningfully expand our product portfolio and enhance our ability to support customers across public safety. In parallel, we broadened our partner ecosystem through new technology integrations and launched "Works With Axon," a certified third-party partner program.
“These aren’t just product and capability launches—it’s a blueprint for the future of public safety” — Rick Smith, Axon Founder and CEO
Product Highlights

Axon Vehicle Intelligence

Axon Outpost and Axon Lightpost introduce expanded video and automatic license plate reading (ALPR) capabilities for public safety, delivering actionable intelligence to the field through license plate recognition, live-streaming, real-time alerts and innovative form factors that leverage simplified or existing infrastructure. Together with Axon Fleet 3 and Axon Fusus, these systems form the foundation of Axon Vehicle Intelligence—a next-generation advancement to our real-time operations platform that moves beyond traditional ALPR to provide deeper insights, including vehicle make, color, visible damage and other unique identifying features.

To provide Axon Vehicle Intelligence users with greater flexibility and unmatched optionality, we also introduced Works With Axon, a certified third-party camera partner program that enables seamless integrations with self-service onboarding and compatibility assurance. Within Axon Vehicle Intelligence, Works With Axon-certified cameras will appear on agency maps and integrate into real-time workflows, operating like and alongside other Axon devices within the Axon ecosystem.

Axon Outpost is a smart fixed camera solution with on-device processing automatic license plate reader (ALPR) technology and live-streaming designed for high-traffic and hard-to-reach areas.

Axon Lightpost was developed in partnership with Ubicquia, to turn existing streetlights into smart public safety nodes—no new poles or infrastructure required.

“We built Axon Vehicle Intelligence not just to help solve crimes faster, but to do it the right way. With privacy built in. With purpose behind every alert. These are tools that help you make the stop, close the case and bring everyone home safe.”
— Rick Smith, Axon Founder and CEO

Axon Assistant

Building on the success of Draft One and accelerating momentum behind our AI Era Plan, we introduced Axon Assistant, a voice-activated AI solution embedded within Axon Body 4. Axon Assistant is currently in early access and will launch this year with three initial skills:

•Real-Time Translation transforms the body camera into a live translator, supporting over 50 languages at launch, to enable clear communication during traffic stops, calls for service and other multilingual interactions.
•General Q&A brings real-time internet access to the field, allowing officers to retrieve information without leaving the scene or diverting their focus.
•Voice-Enabled Policy Chat provides instant, reliable answers to agency policy questions—complete with citations—empowering officers to make informed decisions quickly and with confidence.

Axon Assistant will continue to add skills for subscribing customers alongside and within our AI Era Plan, which now includes Axon Assistant, Auto-Transcribe, Draft One, Unlimited Smart Detection and Policy Chat. Additional Axon Assistant skills, such as license plate lookup, weather updates and traffic information, are expected to launch later in 2025.

A Public and Private Safety Network

We believe our mission to protect life requires solutions that extend beyond what public safety agencies can achieve alone. Through Axon Fusus, we began enabling secure video sharing between private enterprises and their local agencies. We are further expanding this network through newly announced integrations with Ring and Citizen, empowering community members to participate more directly in community safety—with privacy and security built in.

Ring, with millions of active devices globally, brings scale exponentially greater than traditional public safety infrastructure. When available through Axon Community Request within Axon Evidence, Ring users will have the option to securely and privately share video footage with law enforcement to support incident response—a fully voluntary tool that respects user control.

Through integration with Citizen, a leading public safety app with millions of active users, agencies will be able to access public alerts and user-shared video feeds directly within Axon Fusus, expanding real-time visibility, particularly in areas without extensive public infrastructure.

Together, these partnerships lay the foundation for a connected public-private safety network—creating new pathways for faster responses, deeper community engagement, and a safer, more resilient future.
“This collaboration with Axon ushers in a new era of privacy-first cooperation between law enforcement and the people they serve—where public safety is not just something that happens to communities, but with them. We’re committed to maintaining user control and helping people play an active role in keeping their neighborhoods safe.” — Jamie Siminoff, CEO of Ring.

Q1 2025 Summary Results
Quarterly revenue of $604 million grew 31% year over year, exceeding our expectations, driven by Software & Services, strong adoption of TASER 10, Axon Body 4, and growing demand for platform sensors1.
Total company gross margin of 60.6% increased 440 basis points year over year, primarily driven by a decrease in stock-based compensation expense in our cost of goods sold (COGS). Excluding the impacts of stock-based compensation and intangibles amortization, adjusted gross margin of 63.6% increased 40 basis points year over year, driven by higher software mix.
Operating loss of $9 million was primarily due to increased stock-based compensation expense of $140 million.
•COGS of $238 million, 39% of revenue, included $13 million in stock-based compensation expense.
•SG&A expense of $224 million, 37% of revenue, included $71 million in stock-based compensation expense.
•R&D expense of $151 million, 25% of revenue, included $56 million in stock-based compensation expense.
Net income of $88 million (14.6% net income margin), or $1.08 per diluted share, supported non-GAAP net income of $115 million (19.0% non-GAAP net income margin), or $1.41 per diluted share.
Adjusted EBITDA of $155 million (25.7% Adjusted EBITDA margin) increased 42% year over year, driven by higher revenue, improved adjusted gross margin and operating leverage.
Operating cash flow of $26 million, an improvement of $42 million year over year, supported free cash flow of $1 million and adjusted free cash flow of $3 million.
1 We provide additional transparency into Connected Devices revenue by product category in a detailed table within this letter, broken out by “TASER”, “Personal Sensors” and “Platform Solutions”. TASER includes product revenue from TASER devices, cartridges and associated warranties. Personal Sensors includes product revenue from body cameras and accessories, wearable signal sensors and other wearable products. Platform solutions includes product revenue related to vehicle systems, drone and counter-drone equipment, virtual reality training tools, fixed video systems, and related warranties.

As of March 31, 2025, Axon had $2.2 billion in cash, cash equivalents and investments, and outstanding convertible and senior notes in principal amount of $2.0 billion, for a net cash position of $171 million, up $61 million sequentially.

Additional Information

We have realigned our business segments from previously reported “TASER” and “Software & Sensors“ to ”Connected Devices“ and ”Software & Services“ to provide increased transparency and distinction between our hardware, software and services components. Connected Devices includes the development, manufacture and sale of fully integrated hardware solutions such as conducted energy devices, body, fleet and fixed cameras, drone and counter drone equipment, accessories, extended warranties and other hardware products. Software & Services includes the development and sale of fully integrated cloud-based software solutions and professional services that enable users to securely store, manage, share and analyze video and manage operations.

Certain amounts herein reflect the impact of the revision related to our historical conclusions of principal vs. agent accounting of certain reseller arrangements under ASC 606 previously reported in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, as well as the restatement related to the balance sheet presentation of our convertible notes due 2027 discussed in Item 4.02 of the Form 8-K filed on May 7, 2025. Refer to such Form 8-K and Notes 1, 23 and 25 in Part II, Item 8 of our Amended 2024 Annual Report on Form 10-K/A we expect to file on May 7, 2025 for additional details.

Detailed definitions of our non-GAAP financial measures and caution on the use of non-GAAP measures are included later in this letter.
Financial commentary by segment
Software & Services

	THREE MONTHS ENDED			CHANGE
	31 MAR 2025	31 DEC 2024	31 MAR 2024	QoQ	YoY
	(in thousands)
Revenue	$262,737	$244,940	$189,447	7.3%	38.7%
Gross margin	74.2%	74.6%	74.1%	(40) bp	10 bp
Adjusted gross margin	77.7%	78.0%	76.1%	(30) bp	160 bp
•Software & Services revenue growth of 39% year over year was primarily driven by new users and expansion with existing customers adopting premium software offerings.
•Software & Services gross margin of 74.2% increased slightly from 74.1% year over year. Excluding the impacts of stock-based compensation expense and intangibles amortization, Software & Services adjusted gross margin of 77.7% increased from 76.1% year over year due to higher software mix.
Connected Devices

	THREE MONTHS ENDED			CHANGE
	31 MAR 2025	31 DEC 2024	31 MAR 2024	QoQ		YoY
	(in thousands)
Revenue	$340,896	$330,205	$270,424	3.2%		26.1%
Gross margin	50.1%	49.4%	43.7%	70	bp	640	bp
Adjusted gross margin	52.8%	52.2%	54.1%	60	bp	(130)	bp
•Connected Devices revenue growth of 26% year over year was primarily driven by strong demand for TASER 10 devices and associated cartridges, Axon Body 4 and growth in platform solutions.
•Connected Devices gross margin of 50.1% increased from 43.7% year over year. Excluding the impact of stock-based compensation expense and intangibles amortization, Connected Devices adjusted gross margin of 52.8% decreased from 54.1% year over year, primarily driven by higher mix from sensors.

Forward-Looking Operating Metrics

	31 MAR 2025	31 DEC 2024	30 SEP 2024	30 JUN 2024	31 MAR 2024

Annual recurring revenue ($ millions) (1)	$1,104	$1,001	$885	$850	$825
Net revenue retention (1)	123%	123%	123%	122%	122%
Future contracted bookings ($ billions) (1)	$9.9	$10.1	$8.2	$7.5	$7.0
____________________________________________________________________
(1)Refer to “Statistical Definitions” below.
•Annual recurring revenue grew 34% year over year to $1.1 billion. Growth in annual recurring revenue is primarily driven by adoption of premium offerings and new users of our cloud products.
•Net revenue retention was 123% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated subscription plans, which include a variety of premium software options. This Software-as-a-Service (SaaS) metric excludes the hardware portion of customer subscriptions and is normalized to account for phased customer deployments throughout the year.
•Future contracted bookings grew 41% year over year to $9.9 billion. This operational metric tracks our total unrecognized contracted bookings, including remaining performance obligations, in addition to contracts with certain termination or other clauses as a result of which they are not otherwise included in remaining performance obligations. We expect to recognize between 20% to 25% of this balance over the next 12 months and generally expect the remainder to be recognized over the following ten years.
2025 Outlook
The following forward-looking statements reflect Axon’s expectations as of May 7, 2025 and are subject to risks and uncertainties. Please refer to “Forward-looking Statements” below for more information.

Full Year
•Axon expects full year 2025 revenue of $2.60 billion to $2.70 billion, representing approximately 27% annual growth at the midpoint. This is an increase from our prior revenue guidance range of $2.55 billion to $2.65 billion.
•Axon expects full year 2025 Adjusted EBITDA dollars of $650 million to $675 million, representing Adjusted EBITDA margin of approximately 25%. Our Adjusted EBITDA guidance includes expected impacts from recently introduced reciprocal tariffs. This is an increase from our prior Adjusted EBITDA margin guidance range of $640 million to $670 million.
◦We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses and gains such as stock-based compensation, income tax expenses and gains or losses on marketable securities and strategic investments, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, which could be material, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
•We expect stock-based compensation expenses to be approximately $580 million to $630 million, consistent with prior guidance.
•Full year stock-based compensation expense includes approximately $330 million, related to the broad-based 2024 eXponential Stock Plan and the 2024 CEO Performance Award, primarily in SG&A and R&D. These performance-based incentive programs are achieved through stock price, operational and time-based requirements and are divided into seven substantially equal tranches.
•We expect 2025 CapEx to be in the range of $160 million to $180 million. Our 2025 CapEx plans include long-term R&D investment projects, continued capacity expansion, global facility build-outs and new product development costs. Expected capital expenditures do not include costs related to investments in a new headquarters as we await local zoning and planning decisions that could impact our development plans.

Quarterly conference call and webcast
We will host our Q1 2025 earnings conference call webinar on Wednesday, May 7 at 2 p.m. PT / 5 p.m. ET

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com or can be accessed directly via https://axon.zoom.us/j/95910331995.
Statistical Definitions
Annual recurring revenue: Annual recurring revenue is a performance indicator that management believes provides more visibility into the growth of our revenue generated by our highest margin, recurring services. Annual recurring revenue should be viewed independently of revenue and deferred revenue because it is an operating measure and is not intended to be combined with or to replace GAAP revenue or deferred revenue, as they can be impacted by contract start and end dates and renewal rates. Annual recurring revenue is not intended to be a replacement or forecast of revenue or deferred revenue. We calculate annual recurring revenue as monthly recurring license, integration, warranty and storage revenue, annualized.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software, camera and TASER warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription and warranty revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty revenue but purposely excludes the lower-margin hardware subscription component of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments—meaning that, for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our filings with the Securities and Exchange Commission (SEC).

Future contracted bookings: This operational metric tracks our total unrecognized contracted bookings, including remaining performance obligations, in addition to contracts with certain termination or other clauses as a result of which they are not otherwise included in remaining performance obligations. Total future contracted bookings for products and services represent total orders that the company has received and not yet performed. We define future contracted bookings as cumulative bookings, net of cancellations, less product and service revenue recognized to date. This operational metric is subject to change based on future events, including terminations for convenience, the execution of optional periods or other contract cancellations. To the extent future contract bookings become recognized as revenue, it is recognized over a period of multiple years. Further, this operational metric may be unique to the Company, as it may be different from similarly titled operational metrics used by other companies. As such, the presentation of this operational metric may not enhance the comparability of the Company’s results to the results of other companies.
Supplementary Non-GAAP Measures
To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Margin, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow and Adjusted Free Cash Flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented below.

•EBITDA (most comparable GAAP measure: net income) – Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.

•Adjusted EBITDA (most comparable GAAP measure: Net income) – Earnings before interest expense; investment interest income; income taxes; depreciation; amortization; noncash stock-based compensation expense; fair value adjustments related to strategic investments and marketable securities; debt inducement expense associated with the early repurchase of a portion of our 2027 Notes; transaction and integration costs related to strategic investments and acquisitions; inventory step-up amortization related to acquisitions; certain litigation costs and recoveries related to (1) antitrust cases we consider to be non-recurring and outside of our core operating results and (2) litigation matters for acquired companies that were unresolved at the date of the acquisition; and other unusual, non-recurring pre-tax items that are not considered representative of our underlying operating performance.

•Adjusted EBITDA margin (most comparable GAAP measure: net income margin) – Adjusted EBITDA as a percentage of net sales.

•Adjusted gross margin (most comparable GAAP measure: gross margin) – Gross margin before noncash stock-based compensation expense, amortization of acquired intangible assets and inventory step-up amortization related to acquisitions.

•Non-GAAP net income (most comparable GAAP measure: net income) – Net income excluding the costs of noncash stock-based compensation expense; fair value adjustments related to strategic investments and marketable securities; debt inducement expense associated with the early repurchase of a portion of our 2027 Notes; transaction and integration costs related to strategic investments and acquisitions; inventory step-up amortization related to acquisitions; certain litigation costs and recoveries related to (1) antitrust cases we consider to be non-recurring and outside of our core operating results and (2) litigation matters for acquired companies that were unresolved at the date of the acquisition; and other unusual, non-recurring pre-tax items that are not considered representative of our underlying operating performance. The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.

•Non-GAAP diluted earnings per share (most comparable GAAP measure: earnings per share) – Measure of Company's non-GAAP net income divided by the weighted average number of diluted common shares outstanding during the period presented.

•Free cash flow (most comparable GAAP measure: cash flow from operating activities) – Cash flows provided by operating activities minus purchases of property and equipment and intangible assets.

•Adjusted free cash flow (most comparable GAAP measure: cash flow from operating activities) – Cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Arizona campus and bond premium amortization.
◦We believe that free cash flow and adjusted free cash flow excluding the impact of bond premium amortization and net campus investment are non-GAAP measures that are useful to investors and management to evaluate the Company’s ability to generate cash. These non-GAAP measures can also be used to evaluate the Company’s ability to generate cash flow from operations and the impact that this cash flow has on the Company’s liquidity.
Caution on Use of Non-GAAP Measures
Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:
•these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
•these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;

•these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
•these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles proposed by a third party.
Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.
About Axon
Axon is a technology leader in global public safety. Our moonshot goal is to cut gun-related deaths between police and the public by 50% before 2033. Axon is building the public safety operating system of the future by integrating a suite of hardware devices and cloud software solutions that lead modern policing. Axon’s suite includes TASER energy devices, body cameras, in-car cameras, robotic security and training, cloud-hosted digital evidence management solutions, productivity software and real-time operations capabilities. Axon’s growing global customer base includes first responders across international, federal, state and local law enforcement, fire, corrections and emergency medical services, as well as the justice sector, enterprises and consumers.
Non-Axon trademarks are property of their respective owners.
Axon, Axon Air, Axon Body, Axon Body Workforce, Axon Community Request, Axon Evidence, Axon Fleet, Axon Fusus, Draft One, Axon Week, TASER, TASER 10, the Filled Bolt within Circle Logo and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the United States and other countries. For more information, visit www.axon.com/legal. All rights reserved.
Forward-looking Statements
Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services, including statements related to our user base and customer profiles; the impact of pending litigation; strategies and trends relating to subscription plan programs and revenues; statements related to recently completed acquisitions; our anticipation that contracts with governmental customers will be fulfilled; our expectations about the future implementation of new strategies related to artificial intelligence; the timing and realization of future contracted revenue; the fulfillment of bookings; strategies and trends, including the amounts and benefits of, R&D investments; the sufficiency of our liquidity and financial resources; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2025 full year revenue, stock-based compensation expense, Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Annual Report on Form 10‑K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: our exposure to cancellations of government contracts due to non-appropriation clauses, exercise of a cancellation clause or non-exercise of contractually optional periods; the ability of law enforcement agencies to obtain funding, including based on tax revenues; our ability to design, introduce and sell new products, services or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to win bids through the open bidding process for governmental agencies; our ability to manage our supply chain and avoid production delays, shortages and impacts to expected gross margins; the impacts of inflation, macroeconomic conditions and global events; the impact of catastrophic events or public health emergencies; the impact of stock-based compensation expense, impairment expense and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity or sentiment regarding our products; the impact of various factors on projected gross margins; defects in, or misuse of, our products; changes in the costs of product components and labor; loss of customer data, a breach of security or an extended outage, including by our third-party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the United States and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; the impact of declines in the fair values or impairment of our investments, including our strategic investments; our ability to attract and retain key personnel; litigation or inquiries and related time and costs; our ability to remediate the material weaknesses in our internal controls; and counterparty risks relating to cash balances held in excess of federally insured limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Readers can find them under the heading “Risk Factors” in our Annual and Quarterly Reports, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 8-K, 10‑Q and 10‑K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s website at www.sec.gov.

AXON ENTERPRISE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	THREE MONTHS ENDED
	31 MAR 2025	31 DEC 2024	31 MAR 2024
Net sales from products	$340,896	$330,205	$270,424
Net sales from services	262,737	244,940	189,447
Net sales	603,633	575,145	459,871
Cost of product sales	170,181	167,182	152,160
Cost of service sales	67,713	62,114	49,083
Cost of sales	237,894	229,296	201,243
Gross margin	365,739	345,849	258,628
Operating expenses:
Selling, general and administrative	223,509	227,019	151,075
Research and development	151,023	134,585	91,097
Total operating expenses	374,532	361,604	242,172
(Loss) income from operations	(8,793)	(15,755)	16,456
Interest income	10,604	7,286	12,130
Interest expense	(7,821)	(1,825)	(1,756)
Other income, net	114,401	94,859	139,066
Income before provision for income taxes	108,391	84,565	165,896
Provision for income taxes	20,411	(50,619)	32,544
Net income	$87,980	$135,184	$133,352
Net income per common and common equivalent shares:
Basic	$1.14	$1.77	$1.77
Diluted	$1.08	$1.67	$1.73
Weighted average number of common and common equivalent shares outstanding:
Basic	76,890	76,360	75,355
Diluted	81,484	81,091	77,132

AXON ENTERPRISE, INC.
SALES BY PRODUCT AND SERVICE
(in thousands)
(unaudited)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	31 MAR 2025			31 DEC 2024			31 MAR 2024
	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total
TASER (1)	$195,495	$—	$195,495	$200,382	$—	$200,382	$164,599	$—	$164,599
Personal Sensors (2)	88,405	—	88,405	85,165	—	85,165	68,000	—	68,000
Platform Solutions (3)	56,996	—	56,996	44,658	—	44,658	37,825	—	37,825
Software and Services	—	262,737	262,737	—	244,940	244,940	—	189,447	189,447
Total	$340,896	$262,737	$603,633	$330,205	$244,940	$575,145	$270,424	$189,447	$459,871
____________________________________________________________________________________
(1)'TASER' includes TASER handles, cartridges and related extended warranties.
(2)'Personal Sensors' primarily includes body cameras and accessories, signal sidearm, and related extended warranties.
(3)'Platform Solutions' primarily includes interview room, fleet in-car video, fixed cameras, drones and counter-drone equipment, virtual reality training hardware, and related extended warranties.

SALES BY GEOGRAPHY
(in thousands)
(unaudited)

	THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED
	31 MAR 2025		31 DEC 2024		31 MAR 2024
United States	$529,383	88%	$476,419	83%	$391,541	85%
Other countries	74,250	12	98,726	17	68,330	15
Total	$603,633	100%	$575,145	100%	$459,871	100%

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands)

	THREE MONTHS ENDED
	31 MAR 2025	31 DEC 2024	31 MAR 2024
EBITDA and Adjusted EBITDA:
Net income	$87,980	$135,184	$133,352
Depreciation and amortization	19,195	17,489	11,564
Interest expense	7,821	1,825	1,756
Investment interest income	(10,604)	(7,286)	(12,130)
Provision for (benefit from) income taxes	20,411	(50,619)	32,544
EBITDA	$124,803	$96,593	$167,086

Non-GAAP adjustments:
Stock-based compensation expense	$140,239	$130,888	$75,115
Unrealized and realized gains on strategic investments and marketable securities, net	(143,921)	(39,432)	(97,419)
Realized gains on previously held minority interests acquired in business combinations, net	—	(51,627)	(42,292)
Debt inducement expense	28,666	—	—
Transaction costs related to strategic investments and acquisitions	2,727	2,104	6,357
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	—	—	—
Loss recoveries	—	—	—
Inventory step-up amortization	607	609	—
Litigation costs and related recoveries	2,049	1,537	224
Payroll taxes related to 2018 CEO Performance Award option exercises	—	918	—
Adjusted EBITDA	$155,170	$141,590	$109,071
Net income as a percentage of net sales	14.6%	23.5%	29.0%
Adjusted EBITDA as a percentage of net sales	25.7%	24.6%	23.7%

Stock-based compensation expense:
Cost of product and service sales	$12,887	$11,854	$29,595
Selling, general and administrative expenses	71,347	73,525	23,155
Research and development expenses	56,005	45,509	22,365
Total stock-based compensation expense	$140,239	$130,888	$75,115

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	31 MAR 2025	31 DEC 2024	31 MAR 2024
Non-GAAP net income:
GAAP net income	$87,980	$135,184	$133,352
Non-GAAP adjustments:
Stock-based compensation expense	140,239	130,888	75,115
Unrealized and realized gains on strategic investments and marketable securities, net	(143,921)	(39,432)	(97,419)
Realized gains on previously held minority interests acquired in business combinations, net	—	(51,627)	(42,292)
Debt inducement expense	28,666	—	—
Transaction costs related to strategic investments and acquisitions	2,727	2,104	6,357
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	—	—	—
Loss recoveries	—	—	—
Inventory step-up amortization	607	609	—
Litigation costs and related recoveries	2,049	1,537	224
Payroll taxes related to 2018 CEO Performance Award option exercises	—	918	—
Income tax effects	(3,412)	(11,897)	13,647
Non-GAAP net income	$114,935	$168,284	$88,984
Non-GAAP net income as a percentage of net sales	19.0%	29.3%	19.3%

Diluted income per common share
GAAP	$1.08	$1.67	$1.73
Non-GAAP	$1.41	$2.08	$1.15

Weighted average number of diluted common and common equivalent shares outstanding	81,484	81,091	77,132

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued
(in thousands)

	THREE MONTHS ENDED
	31 MAR 2025	31 DEC 2024	31 MAR 2024
Net sales	$603,633	$575,145	$459,871
Cost of sales	237,894	229,296	201,243
Gross margin	365,739	345,849	258,628
Stock-based compensation expense	12,887	11,854	29,595
Amortization of acquired intangible assets	4,963	5,071	2,288
Inventory step-up amortization	607	609	—
Adjusted gross margin	$384,196	$363,383	$290,511
Gross margin	60.6%	60.1%	56.2%
Adjusted gross margin	63.6%	63.2%	63.2%
Connected Devices

	THREE MONTHS ENDED
	31 MAR 2025	31 DEC 2024	31 MAR 2024
Net sales	$340,896	$330,205	$270,424
Cost of sales	170,181	167,182	152,160
Gross margin	170,715	163,023	118,264
Stock-based compensation expense	7,476	7,521	27,827
Amortization of acquired intangible assets	1,337	1,260	325
Inventory step-up amortization	607	609	—
Adjusted gross margin	$180,135	$172,413	$146,416
Gross margin	50.1%	49.4%	43.7%
Adjusted gross margin	52.8%	52.2%	54.1%
Software and Services

	THREE MONTHS ENDED
	31 MAR 2025	31 DEC 2024	31 MAR 2024
Net sales	$262,737	$244,940	$189,447
Cost of sales	67,713	62,114	49,083
Gross margin	195,024	182,826	140,364
Stock-based compensation expense	5,411	4,333	1,768
Amortization of acquired intangible assets	3,626	3,811	1,963
Adjusted gross margin	$204,061	$190,970	$144,095
Gross margin	74.2%	74.6%	74.1%
Adjusted gross margin	77.7%	78.0%	76.1%

AXON ENTERPRISE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	31 MAR 2025	31 DEC 2024
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,092,938	$454,844
Short-term investments	1,099,230	333,235
Marketable securities	174,870	198,270
Accounts and notes receivable, net of allowance	600,371	547,572
Contract assets, net	373,707	367,929
Inventory	279,669	265,316
Prepaid expenses and other current assets	155,804	130,315
Total current assets	3,776,589	2,297,481

Property and equipment, net	259,869	247,324
Deferred tax assets, net	335,742	304,282
Intangible assets, net	168,834	175,157
Goodwill	755,882	756,838
Long-term notes receivable, net	3,318	3,460
Long-term contract assets, net	133,551	119,876
Strategic investments	413,693	332,550
Other long-term assets	235,681	237,620
Total assets	$6,083,159	$4,474,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$97,670	$71,955
Accrued liabilities	266,604	279,193
Current portion of deferred revenue	661,116	612,955
Current portion of notes payable, net	278,915	680,289
Customer deposits	21,645	20,626
Other current liabilities	10,672	12,857
Total current liabilities	1,336,622	1,677,875

Deferred revenue, net of current portion	348,614	360,685
Liability for unrecognized tax benefits	28,510	25,007
Long-term deferred compensation	18,691	15,877
Long-term lease liabilities	40,016	41,383
Long-term notes payable, net	1,727,797	—
Other long-term liabilities	27,056	26,096
Total liabilities	3,527,306	2,146,923

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,829,755	1,689,781
Treasury stock	(155,947)	(155,947)
Retained earnings	899,994	812,014
Accumulated other comprehensive loss	(17,950)	(18,184)
Total stockholders’ equity	2,555,853	2,327,665
Total liabilities and stockholders’ equity	$6,083,159	$4,474,588

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	THREE MONTHS ENDED
	31 MAR 2025	31 DEC 2024	31 MAR 2024
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$87,980	$135,184	$133,352
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	140,239	130,888	75,115
Gain on strategic investments and marketable securities, net	(143,921)	(91,059)	(139,711)
Debt inducement expense	28,666	—	—
Depreciation and amortization	19,453	17,680	7,356
Provision for bad debts and inventory	3,800	6,249	1,580
Deferred income taxes	(48,768)	(58,035)	20,670
Other noncash items	9,515	7,994	2,584
Change in assets and liabilities:
Receivables and contract assets	(73,565)	(19,083)	(56,737)
Inventory	(16,986)	12,236	(2,074)
Deferred revenue	33,505	98,921	19,121
Accounts payable, accrued and other liabilities	8,611	44,276	(85,840)
Prepaid expenses and other assets	(22,735)	(35,085)	8,646
Net cash provided by (used in) operating activities	25,794	250,166	(15,938)
Cash flows from investing activities:
Purchases of investments	(1,079,169)	(178,005)	(250,585)
Business combinations, net of cash acquired	—	(384,021)	(237,771)
Proceeds from call, maturity, and sale of investments	401,811	145,068	330,472
Purchases of property and equipment	(24,862)	(24,801)	(16,194)
Other, net	3	20	34
Net cash used in investing activities	(702,217)	(441,739)	(174,044)
Cash flows from financing activities:
Proceeds from issuance of notes	1,750,000	—	—
Principal payments for induced conversion of convertible debt	(407,453)	—	—
Payments to third-parties for debt issuance, amendment and repurchase activity	(24,210)	—	—
Income and payroll tax payments for net-settled stock awards	(5,035)	(35,853)	(2,710)
Proceeds from options exercised	—	4,859	—
Other, net	(76)	(1,835)	—
Net cash provided by (used in) financing activities	1,313,226	(32,829)	(2,710)
Effect of exchange rate changes on cash and cash equivalents	1,192	(6,284)	(1,978)
Net increase (decrease) in cash and cash equivalents	637,995	(230,686)	(194,670)
Cash and cash equivalents and restricted cash, beginning of period	466,763	697,449	600,670
Cash and cash equivalents and restricted cash, end of period	$1,104,758	$466,763	$406,000

AXON ENTERPRISE, INC.
SELECTED CASH FLOW INFORMATION
(in thousands)

	THREE MONTHS ENDED
	31 MAR 2025	31 DEC 2024	31 MAR 2024
Net cash provided by (used in) operating activities	$25,794	$250,166	$(15,938)
Purchases of property and equipment	(24,862)	(24,801)	(16,194)
Free cash flow, a non-GAAP measure	932	225,365	(32,132)
Bond premium amortization	1,260	1,233	4,990
Net campus investment	516	218	1,033
Adjusted free cash flow, a non-GAAP measure	$2,708	$226,816	$(26,109)
AXON ENTERPRISE, INC.
SUPPLEMENTAL TABLES
(in thousands)

	31 MAR 2025	31 DEC 2024
Cash and cash equivalents	$1,092,938	$454,844
Current restricted cash	11,820	11,919
Short-term investments	1,099,230	333,235
Cash, cash equivalents, restricted cash and investments, net	2,203,988	799,998
Current portion of notes payable, principal amount	(282,547)	(690,000)
Long-term notes payable, principal amount	(1,750,000)	—
Total cash, cash equivalents, restricted cash and investments, net of notes payable	$171,441	$109,998